UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  August 27, 2015

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Throughout this document, AT&T Inc. is referred to as "we" or "AT&T".  We are a holding company whose subsidiaries and affiliates operate in the communications services industry.  Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

AT&T Inc. Does Not Endorse Mini-Tender Offer

AT&T Inc. has learned that an unsolicited "mini-tender" offer has been made by TRC Capital Corporation to purchase up to 3,000,000 of AT&T's outstanding shares. The $31.30 per share offer is dated August 27, 2015, and indicates that it will expire at 12:01 a.m., New York City time, on September 25, 2015, unless extended at the sole discretion of TRC Capital Corporation.

AT&T wishes to inform its shareholders that it recommends rejection of this unsolicited offer and that AT&T is in no way associated with TRC Capital Corporation.  AT&T cautions shareholders that the offer is being made at a price below the current trading price of AT&T stock and that shareholders should consider, in addition to other things, the matters addressed in this filing.

TRC Capital Corporation has made similar mini-tender offers for shares of other companies. Mini-tender offers are designed to seek less than 5 percent of a company's outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC). The SEC has issued an investor alert regarding mini-tender offers on its website at www.sec.gov/investor/pubs/minitend.htm. The SEC has said that mini-tender offers "have been increasingly used to catch investors off guard" and that investors "may end up selling their securities at below-market prices."

AT&T urges investors to obtain current market quotations for their shares of common stock, consult with their financial advisors and exercise caution with respect to TRC Capital Corporation's offer. Shareholders who may already have tendered their shares may withdraw them by providing the written notice described in the TRC Capital Corporation offering documents prior to the expiration of the offer.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: September 1, 2015	By:	/s/ Stacey Maris Stacey Maris Senior Vice President and Secretary